News Release

COMMERCIAL METALS COMPANY REPORTS THIRD QUARTER EARNINGS PER SHARE OF $0.16 AND ANNOUNCES QUARTERLY DIVIDEND OF $0.12 PER SHARE

Irving, TX - June 27, 2013 - Commercial Metals Company (NYSE: CMC) today announced financial results for its third quarter ended May 31, 2013. Net earnings for the third quarter were $19.0 million, or $0.16 per diluted share, on net sales of $1.8 billion. This compares to net earnings of $40.7 million, or $0.35 per diluted share, on net sales of $2.0 billion for the three months ended May 31, 2012. Continuing operations for this year's third quarter included after-tax LIFO income of $10.7 million ($0.09 per diluted share), compared with after-tax LIFO expense of $3.0 million ($0.03 per diluted share) for the third quarter of fiscal 2012. In addition, the quarter ended May 31, 2012 included an $11.5 million ($0.10 per diluted share) research and development tax benefit. Adjusted operating profit was $55.8 million for the third quarter of fiscal 2013, compared with adjusted operating profit of $70.4 million for the prior year's third quarter. Adjusted EBITDA was $89.3 million for the third quarter of fiscal 2013, compared with adjusted EBITDA of $104.3 million for the prior year's third quarter.

On May 20, 2013, the Company completed the public offering of $330 million in aggregate principal amount of its 4.875% senior notes due 2023. Net proceeds of approximately $325 million from the issuance and sale of these notes has been used to redeem the Company's $200 million of 5.625% notes due November 2013, of which approximately 30% was redeemed in May 2013 while the remaining 70% was redeemed on June 19, 2013. The remaining net proceeds will be used for general corporate purposes.

Joe Alvarado, Chairman of the Board, President, and CEO, commented, "Our results for the third quarter ended May 31, 2013 are generally consistent with our outlook from last quarter. We experienced improvements over the second quarter of fiscal 2013 in all of our business segments except our Americas Mills segment. Sequentially, shipments were up across the board consistent with seasonal trends. However, on a year over year basis, a modest improvement in rebar shipments was more than offset by weaker shipment levels of merchant and light structural products contributing to lower levels of profitability in our Americas Mills segment. We are pleased with the improved financial performance of our Americas Fabrication segment recording its best adjusted operating profit since the fourth quarter of fiscal 2009. Furthermore, the Americas Fabrication segment has reported positive adjusted operating profit for 4 of the last 5 quarters."

On June 26, 2013, the board of directors of CMC declared a quarterly dividend of $0.12 per share for shareholders of record on July 9, 2013. The dividend will be paid on July 23, 2013.

(CMC Third Quarter Fiscal 2013 - Page 2)

Business Segments
Our Americas Recycling segment recorded an adjusted operating profit of $3.2 million for the third quarter of this fiscal year, compared with an adjusted operating profit of $3.9 million in the prior year's third quarter. Ferrous selling prices declined 6% to $331 per ton when compared to the third quarter of fiscal 2012. Additionally, ferrous and nonferrous margins were lower in this year's third quarter when compared to the prior year's third quarter. LIFO increased by $7.7 million to LIFO income of $4.7 million in the third quarter of fiscal 2013, from LIFO expense of $3.0 million in the third quarter of fiscal 2012.

Our Americas Mills segment recorded an adjusted operating profit of $47.5 million for this year's third quarter, compared with an adjusted operating profit of $59.3 million in the prior year's third quarter. Billet shipments declined during the third quarter of fiscal 2013 compared to the same quarter in the prior year. However, our rebar shipments during this year's third quarter were up when compared to the same quarter in the prior year. In addition, during this year's third quarter, we experienced lower margins on our merchant products due to import pressure, although our rebar margins improved as compared to the prior year's third quarter. Conversion costs during the third quarter of fiscal 2013 improved 1% compared to the third quarter of fiscal 2012.

Our Americas Fabrication segment recorded an adjusted operating profit of $13.5 million for this year's third quarter, compared with an adjusted operating profit of $0.2 million for the prior year's third quarter. This operating improvement is mostly due to expanding margins on the heels of declining raw material input prices. Shipments declined 7% in this year's third quarter compared to the third quarter of fiscal 2012. LIFO increased $5.1 million to LIFO income of $3.7 million in the third quarter of fiscal 2013, from LIFO expense of $1.4 million in the third quarter of fiscal 2012.

Our International Mill segment recorded an adjusted operating loss of $3.8 million for the third quarter of this year, compared with an adjusted operating profit of $1.3 million in the prior year's third quarter. Volumes declined 13%, or approximately 49 thousand tons, primarily related to our merchant and wire rod products. However, the adjusted operating loss for the third quarter of fiscal 2013 narrowed when compared to the second quarter of this fiscal year on better shipments and improving margins. The lack of meaningful market improvements across Europe continued to challenge this segment.

Our International Marketing and Distribution segment recorded an adjusted operating profit of $7.7 million for this year's third quarter, compared with an adjusted operating profit of $23.3 million in the prior year's third quarter. Decreased revenues and margins in our raw materials business and losses from our Australian operations adversely affected this segment's results. Construction markets in Australia continued to display weakness while the most recent Australian GDP growth is softening at a reported 2.2%. Overall weakness in the global markets we serve continued to negatively impact this segment's results.

(CMC Third Quarter Fiscal 2013 - Page 3)

Year to Date Results
Net earnings for the nine months ended May 31, 2013 were $73.3 million, or $0.62 per diluted share, on net sales of $5.3 billion, compared with net earnings of $177.3 million, or $1.52 per diluted share, on net sales of $6.0 billion for the nine months ended May 31, 2012. Continuing operations for the nine months ended May 31, 2013 included an after-tax gain of $17.0 million ($0.14 per diluted share) associated with the sale of the Company's 11% ownership interest in Trinecke Zelezarny, a.s., a Czech Republic joint-stock company. Continuing operations for the nine months ended May 31, 2012 included $102.1 million ($0.88 per diluted share) in tax benefits related to ordinary worthless stock and bad debt deductions from the Company's former investment in its Croatian subsidiary. The Company recorded after-tax LIFO income of $26.1 million ($0.22 per diluted share) for the nine months ended May 31, 2013, compared with after-tax LIFO income of $11.3 million ($0.10 per diluted share) for the nine months ended May 31, 2012. For the nine months ended May 31, 2013, adjusted operating profit was $173.0 million, compared with $154.6 million for the nine months ended May 31, 2012. Adjusted EBITDA was $275.5 million, compared with $255.1 million for the nine months ended May 31, 2012.

Outlook
Alvarado concluded, "Operationally, we anticipate results during our fiscal fourth quarter to be similar to our results for the quarter ended May 31, 2013. Non-residential construction in the U.S. is showing some regional improvement but still lacks signs of a broad-based recovery. Sequentially, our International Mill segment should continue to show progress as compared to this year's third quarter, mostly due to improved shipment volumes. With that, we expect recovery in the European markets will continue to lag behind the rest of the globe. Our International Marketing and Distribution segment will be challenged until the global markets in which we operate display sustained improvements."

Conference Call
CMC invites you to listen to a live broadcast of its third quarter of fiscal 2013 conference call today, Thursday, June 27, 2013, at 11:00 a.m. ET. Joe Alvarado, Chairman of the Board, President and CEO, and Barbara Smith, Senior Vice President and CFO, will host the call. The call is accessible via our website at www.cmc.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay on our website on the next business day. Financial and statistical information presented in the webcast will be located on CMC's website under "Investors."

(CMC Third Quarter Fiscal 2013 - Page 4)

About Commercial Metals Company
Commercial Metals Company and its subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.

Forward-Looking Statements
This news release contains forward-looking statements regarding the Company's expectations relating to the Company's future results, economic conditions, demand and market conditions. These forward-looking statements generally can be identified by phrases such as we, CMC or its management, "expects," "anticipates," "believes," "estimates," "intends," "plans to," "ought," "could," "will," "should," "likely," "appears" or other similar words or phrases. There are inherent risks and uncertainties in any forward-looking statements. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, the Company undertakes no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or otherwise.

Actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, the following: absence of global economic recovery or possible recession relapse and the pace of overall global economic activity; construction activity or lack thereof; decisions by governments affecting the level of steel imports, including tariffs and duties; difficulties or delays in the execution of construction contracts resulting in cost overruns or contract disputes; metals pricing over which the Company exerts little influence; increased capacity and product availability from competing steel minimills and other steel suppliers, including import quantities and pricing; execution of cost reduction strategies; industry consolidation or changes in production capacity or utilization; currency fluctuations; availability and pricing of raw materials, including scrap metal, energy, insurance and supply prices; passage of new, or interpretation of existing, environmental laws and regulations; and those factors listed under Item 1A "Risk Factors" included in our Annual Report on Form 10-K for the fiscal year ended August 31, 2012.

(CMC Third Quarter Fiscal 2013 - Page 5)

COMMERCIAL METALS COMPANY OPERATING STATISTICS AND BUSINESS SEGMENTS (UNAUDITED)

	Three Months Ended		Nine Months Ended
(short tons in thousands)	05/31/13	05/31/12	05/31/13	05/31/12
Americas Recycling tons shipped	588	648	1,724	1,857

Americas Steel Mills rebar shipments	369	357	1,066	986
Americas Steel Mills structural and other shipments	271	338	842	994
Total Americas Steel Mills tons shipped	640	695	1,908	1,980

International Mill shipments	325	374	947	1,164

Americas Steel Mills average FOB selling price (total sales)	$671	$715	$674	$716
Americas Steel Mills average cost ferrous scrap utilized	$352	$393	$347	$390
Americas Steel Mills metal margin	$319	$322	$327	$326
Americas Steel Mills average ferrous scrap purchase price	$306	$352	$302	$349

International Mill average FOB selling price (total sales)	$582	$624	$596	$613
International Mill average cost ferrous scrap utilized	$348	$411	$369	$396
International Mill metal margin	$234	$213	$227	$217
International Mill average ferrous scrap purchase price	$277	$330	$299	$323

Americas Fabrication rebar shipments	234	255	663	660
Americas Fabrication structural and post shipments	43	43	115	115
Total Americas Fabrication tons shipped	277	298	778	775

Americas Fabrication average selling price (excluding stock and buyout sales)	$946	$906	$945	$900

(in thousands)	Three Months Ended		Nine Months Ended
Net sales	05/31/13	05/31/12	05/31/13	05/31/12
Americas Recycling	$341,743	$412,412	$1,045,078	$1,246,861
Americas Mills	503,692	565,125	1,476,735	1,616,506
Americas Fabrication	383,800	379,326	1,058,358	1,000,687
International Mill	200,752	251,838	602,584	765,109
International Marketing and Distribution	593,804	683,408	1,852,328	2,116,834
Corporate	3,888	(675)	10,348	4,676
Eliminations	(233,373)	(284,705)	(732,225)	(800,380)
Total net sales	$1,794,306	$2,006,729	$5,313,206	$5,950,293

Adjusted operating profit (loss)
Americas Recycling	$3,155	$3,895	$9,892	$31,100
Americas Mills	47,511	59,285	148,802	171,617
Americas Fabrication	13,499	199	19,879	(17,150)
International Mill	(3,831)	1,277	(7,108)	17,691
International Marketing and Distribution	7,728	23,346	51,837	45,799
Corporate	(14,834)	(20,110)	(51,398)	(64,314)
Eliminations	2,524	(122)	780	(8,613)
Adjusted operating profit from continuing operations	55,752	67,770	172,684	176,130
Adjusted operating profit (loss) from discontinued operations	1	2,622	343	(21,543)
Adjusted operating profit	$55,753	$70,392	$173,027	$154,587

(CMC Third Quarter Fiscal 2013 - Page 6)

COMMERCIAL METALS COMPANY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Nine Months Ended
(in thousands, except share data)	05/31/13	05/31/12	05/31/13	05/31/12
Net sales	$1,794,306	$2,006,729	$5,313,206	$5,950,293
Costs and expenses:
Cost of goods sold	1,616,784	1,822,520	4,805,127	5,410,770
Selling, general and administrative expenses	122,780	118,050	364,605	368,462
Gain on sale of cost method investment	—	—	(26,088)	—
Interest expense	18,043	19,605	51,557	51,945
	1,757,607	1,960,175	5,195,201	5,831,177
Earnings from continuing operations before taxes	36,699	46,554	118,005	119,116
Income taxes (benefit)	17,737	7,488	44,969	(72,824)
Earnings from continuing operations	18,962	39,066	73,036	191,940

Earnings (loss) from discontinued operations before taxes	1	2,429	343	(22,780)
Income taxes (benefit)	—	812	120	(8,112)
Earnings (loss) from discontinued operations	1	1,617	223	(14,668)

Net earnings	18,963	40,683	73,259	177,272
Less net earnings (loss) attributable to noncontrolling interests	(1)	1	1	3
Net earnings attributable to CMC	$18,964	$40,682	$73,258	$177,269

Basic earnings (loss) per share attributable to CMC:
Earnings from continuing operations	$0.16	$0.34	$0.63	$1.65
Earnings (loss) from discontinued operations	—	0.01	—	(0.12)
Net earnings	$0.16	$0.35	$0.63	$1.53

Diluted earnings (loss) per share attributable to CMC:
Earnings from continuing operations	$0.16	$0.34	$0.62	$1.64
Earnings (loss) from discontinued operations	—	0.01	—	(0.12)
Net earnings	$0.16	$0.35	$0.62	$1.52

Cash dividends per share	$0.12	$0.12	$0.36	$0.36
Average basic shares outstanding	116,845,542	115,946,691	116,589,382	115,726,793
Average diluted shares outstanding	117,703,590	116,934,840	117,456,756	116,742,593

(CMC Third Quarter Fiscal 2013 - Page 7)

COMMERCIAL METALS COMPANY CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	May 31, 2013	August 31, 2012
Assets
Current assets:
Cash and cash equivalents	$453,269	$262,422
Accounts receivable, net	960,471	958,364
Inventories, net	829,341	807,923
Other	183,789	211,122
Total current assets	2,426,870	2,239,831
Net property, plant and equipment	953,721	994,304
Goodwill	76,353	76,897
Other assets	130,722	130,214
Total assets	$3,587,666	$3,441,246
Liabilities and stockholders' equity
Current liabilities:
Accounts payable-trade	$311,099	$433,132
Accounts payable-documentary letters of credit	93,580	95,870
Accrued expenses and other payables	314,868	343,337
Notes payable	—	24,543
Current maturities of long-term debt	144,162	4,252
Total current liabilities	863,709	901,134
Deferred income taxes	50,321	20,271
Other long-term liabilities	114,338	116,261
Long-term debt	1,277,581	1,157,073
Total liabilities	2,305,949	2,194,739
Stockholders' equity attributable to CMC	1,281,564	1,246,368
Stockholders' equity attributable to noncontrolling interests	153	139
Total equity	1,281,717	1,246,507
Total liabilities and stockholders' equity	$3,587,666	$3,441,246

(CMC Third Quarter Fiscal 2013 - Page 8)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended
(in thousands)	05/31/13	05/31/12
Cash flows from (used by) operating activities:
Net earnings	$73,259	$177,272
Adjustments to reconcile net earnings to cash flows from (used by) operating activities:
Depreciation and amortization	102,164	103,941
Provision for losses on receivables, net	3,349	785
Share-based compensation	13,528	9,196
Amortization of interest rate swaps termination gain	(8,723)	(2,908)
Net loss on debt extinguishment	1,502	—
Deferred income taxes (benefit)	44,371	(67,497)
Tax benefits from stock plans	(6)	(58)
Net gain on sale of cost method investment and other	(25,999)	(1,134)
Write-down of inventory	2,310	9,305
Asset impairment	3,434	1,628
Changes in operating assets and liabilities:
Accounts receivable	(12,189)	4,157
Accounts receivable sold (repurchased), net	(2,292)	23,891
Inventories	(32,321)	(8,130)
Other assets	5,128	17,854
Accounts payable, accrued expenses and other payables	(148,030)	(145,900)
Other long-term liabilities	(1,962)	12,433
Net cash flows from (used by) operating activities	17,523	134,835
Cash flows from (used by) investing activities:
Capital expenditures	(63,008)	(82,505)
Proceeds from the sale of property, plant and equipment and other	11,164	11,371
Proceeds from the sale of cost method investment	28,995	—
Decrease in deposit for letters of credit	—	30,404
Net cash flows from (used by) investing activities	(22,849)	(40,730)
Cash flows from (used by) financing activities:
Increase (decrease) in documentary letters of credit	395	(59,492)
Short-term borrowings, net change	(25,595)	38,091
Repayments on long-term debt	(63,442)	(63,542)
Proceeds from termination of interest rate swaps	—	52,733
Stock issued under incentive and purchase plans, net of forfeitures	1,347	1,488
Proceeds from issuance of long-term debt	330,000	—
Payments for debt issuance costs	(4,125)	—
Debt extinguishment costs	(1,502)	—
Cash dividends	(41,990)	(41,657)
Contribution from (purchase of) noncontrolling interests	13	(46)
Tax benefits from stock plans	6	58
Net cash flows from (used by) financing activities	195,107	(72,367)
Effect of exchange rate changes on cash	1,066	(10,469)
Increase in cash and cash equivalents	190,847	11,269
Cash and cash equivalents at beginning of year	262,422	222,390
Cash and cash equivalents at end of period	$453,269	$233,659

(CMC Third Quarter Fiscal 2013 - Page 9)

COMMERCIAL METALS COMPANY
NON-GAAP FINANCIAL MEASURES (UNAUDITED)
(dollars in thousands)

This press release contains financial measures not derived in accordance with generally accepted accounting principles ("GAAP"). Reconciliations to the most comparable GAAP measures are provided below.
Adjusted Operating Profit (Loss) is a non-GAAP financial measure. Management uses adjusted operating profit (loss) to evaluate the financial performance of the Company. Adjusted operating profit (loss) is the sum of our earnings (loss) before income taxes, outside financing costs and discounts on sales of accounts receivable. For added flexibility, we may sell certain accounts receivable both in the U.S. and internationally. We consider sales of receivables as an alternative source of liquidity to finance our operations and believe that removing these costs provides a clearer perspective of the Company's operating performance. Adjusted operating profit (loss) may be inconsistent with similar measures presented by other companies.

	Three Months Ended		Nine Months Ended
(in thousands)	05/31/13	05/31/12	05/31/13	05/31/12
Earnings from continuing operations	$18,962	$39,066	$73,036	$191,940
Income taxes (benefit)	17,737	7,488	44,969	(72,824)
Interest expense	18,043	19,605	51,557	51,945
Discounts on sales of accounts receivable	1,010	1,611	3,122	5,069
Adjusted operating profit from continuing operations	55,752	67,770	172,684	176,130
Adjusted operating profit (loss) from discontinued operations	1	2,622	343	(21,543)
Adjusted operating profit	$55,753	$70,392	$173,027	$154,587

Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is the sum of our earnings (loss) before income taxes, outside financing costs and net earnings attributable to noncontrolling interests. It also excludes the Company's largest recurring non-cash charge, depreciation and amortization, as well as impairment charges. As a measure of cash flow before interest expense, adjusted EBITDA is one guideline management uses to assess the Company's ability to pay its current debt obligations as they mature and as a tool to calculate possible future levels of leverage capacity. Adjusted EBITDA to interest is a covenant test in certain of the Company's debt agreements. Additionally, adjusted EBITDA is one measure used to assess the Company's unleveraged performance return on its investments. Adjusted EBITDA is also the target benchmark for our annual and long-term cash incentive performance plans for management. Adjusted EBITDA may be inconsistent with similar measures presented by other companies.

	Three Months Ended		Nine Months Ended
(in thousands)	05/31/13	05/31/12	05/31/13	05/31/12
Earnings from continuing operations	$18,962	$39,066	$73,036	$191,940
Interest expense	18,043	19,605	51,557	51,945
Income taxes (benefit)	17,737	7,488	44,969	(72,824)
Depreciation, amortization and impairment charges	34,533	34,790	105,598	103,391
Loss (earnings) attributable to noncontrolling interests	1	(1)	(1)	(3)
Adjusted EBITDA from continuing operations	89,276	100,948	275,159	274,449
Adjusted EBITDA from discontinued operations	1	3,309	343	(19,365)
Adjusted EBITDA	$89,277	$104,257	$275,502	$255,084

Adjusted EBITDA to interest for the quarter ended May 31, 2013:

$89,277	/	$18,043	=	4.9

(CMC Third Quarter Fiscal 2013 - Page 10)

Total Capitalization:
Total capitalization is the sum of long-term debt, deferred income taxes, and stockholders’ equity. The ratio of debt to total capitalization is a measure of current debt leverage. The following reconciles total capitalization on May 31, 2013 to the most comparable GAAP measure, stockholders’ equity:

Stockholders' equity attributable to CMC	$1,281,564
Long-term debt	1,277,581
Deferred income taxes	50,321
Total capitalization	$2,609,466

OTHER FINANCIAL INFORMATION
Long-term debt to capitalization ratio as of May 31, 2013:

$1,277,581	/	$2,609,466	=	49.0%

Total debt to capitalization plus short-term debt plus notes payable ratio as of May 31, 2013:

($1,277,581	+	$144,162	+	$—)	/	($2,609,466	+	$144,162	+	$—)	=	51.6%

Current ratio as of May 31, 2013:
Current assets divided by current liabilities

$2,426,870	/	$863,709	=	2.8

Contact: Barbara Smith
Senior Vice President and CFO
214.689.4300